Exhibit 99.1

Organizational Announcement – LifeLink Posting

Re:	Ion Leadership Change

To:	Life Technologies Employees

From:	Mark Stevenson, President & COO

Date:	June 25, 2013

Dr. Jonathan Rothberg, Founder and CEO of Ion Torrent, has resigned his position with Life Technologies to pursue new opportunities. As a founder of four genetics companies, his departure from Life Technologies to seek his next entrepreneurial challenge is a natural next step, and we appreciate the deep bench of talent that Jonathan has built over the past three years to guide the long-term success of Ion Torrent. We thank Jonathan for his leadership and commend him for creating the vision of Ion Torrent – we wish him all the best in his future endeavors.

Ion Torrent Leadership

With Jonathan’s departure, we are making some organizational changes to ensure we continue driving the business forward. As previously announced, in April of this year, we created the Genetic & Medical Sciences organization, bringing together our Ion Torrent, Genetic Analysis and Medical Sciences businesses under Ronnie Andrews’ leadership. Ronnie will lead Ion Torrent going forward in addition to continuing in his current role. We are capitalizing on Ronnie’s deep molecular diagnostic experience in instrument systems development and commercialization, as well as the clinical application of molecular technologies, to align these teams around a common vision as we expand our business toward the clinic.

The Ion Torrent team has a strong set of leaders who will continue to lead day-to-day activities. Gregg Fergus will continue as President and COO, reporting to Ronnie. Mike McKenna (Molecular Biology, Sensor Technologies, Chemistry) and Alan Williams (Informatics, Software, Engineering) continue to lead R&D and will also report to Ronnie. The remaining leadership team is unchanged. Alan Sachs, Head of Global R&D will be assisting Ronnie during this transition. We are also committed to maintaining our three R&D Centers of Excellence in Guilford, South San Francisco and Carlsbad.

Our confidence in this team and their ability to take the business to the next level, exploring new opportunities – both from a scientific and business perspective – is unwavering. The Ion team will continue to operate with the full support and resources of Life Technologies, remaining focused on growing and scaling the business, and executing the technology roadmap, which remains on track.

Our Future Together

Ion Torrent continues to play a key role in our Life Technologies portfolio and is integral in the pursuit of our purpose of shaping discovery and improving life. Our excitement for Ion Torrent remains stronger than ever – we believe in the mission and vision of the technology and its ability to make personalized medicine a reality. We ask all of you to remain focused on the business at hand and continue your support of the Ion team.